Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2013

•	Production at record levels: up 3,680 Boe per day from 2012 and 1,474 Boe per day sequentially

•	Completed four and drilled six vertical wells in the Gardendale area of the Midland Basin

•	Reached total depth on the Company’s first Midland Basin horizontal well on July 31, 2013

•	Lease operating expense per Boe decreased eleven percent sequentially

•	Sold non-operated Bakken properties for $75 million, closed July 15, 2013

Denver, Colorado – August 5, 2013 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported second quarter financial and operating results for the quarter ended June 30, 2013.

Resolute’s Chairman and CEO, Nick Sutton, commented: “The solid financial and operating results for the second quarter 2013 reflect the higher production and cash flow associated with the acquisitions that we consummated in late 2012 and the first quarter of 2013, as well as continued improvement in field operations. The sequential reduction in per-unit operating expenses and taxes resulted from ongoing efforts by field operating personnel and the change in property mix to the lower cost and lower tax Permian Basin. Our Adjusted EBITDA (a non-GAAP measure, which is reconciled to net income below) increased 58 percent quarter over quarter which, along with our issuance of equity, significantly improved our leverage metrics.

“In Aneth Field, production rates are in line with our expectations, notwithstanding the ongoing suspension of the gas sales line as we reported in the prior quarter. Lease operating expenses have come down significantly from the first quarter when we had an unusual number of workovers. We continue to see a CO2 response in the latest phase of our Aneth Unit CO2 expansion. As a result of ongoing CO2 activities, we expect a continued ramp-up in Aneth Unit production for several years. The reinitiation of the McElmo Creek Unit waterflood continues as planned, with four producing wells and one injection well recompleted in the second quarter, bringing the total new producer count to 25 and injector count to 26. There remain 38 producer-injector pairs to recomplete in the Desert Creek IIC formation (“DC IIC”) program. In preparation for future CO2 flooding of this formation, we intend to put increased focus on injection to bring the reservoir up to minimum miscibility pressure, which will enhance efficacy of the CO2 flood. Aneth Field continues to produce free cash flow that we can deploy in the Permian Basin, Powder River Basin and elsewhere.

“The Permian Basin business unit has been active, drilling ten operated vertical wells in the second quarter and preparing for our first of three operated horizontal wells to be drilled in the basin this year. The first horizontal well spud in early July reached total depth on July 31. Four of the ten vertical wells drilled in our Gardendale area were completed and put on production while the remaining six wells are in various stages of completion. We expect that these wells will significantly increase our Midland Basin production. In the Delaware Basin, we successfully added to our acreage position. We continue to gather production information from outside operated wells, including those that are utilizing our gathering system and salt water disposal well. Production from our Big Spring area was in line with expectations. Overall production from Denton Field was in line with our expectations, except for approximately 225 equivalent barrels of oil (“Boe”) per day shut-in during June as the result of mechanical issues with our salt water disposal facility. Those issues were resolved in late July and production is back on track.

“In the Powder River Basin of Wyoming, we expect to spud our first Turner well around September 1. The horizontal Turner play is developing in the basin, with approximately 45 such wells producing near Hilight Field. In addition, we are evaluating the Mowry shale on our Hilight Field acreage. As planned, we have recompleted two wells in the Mowry shale and intend to recomplete one additional well late in the third quarter. Our analysis of these results will help us to determine whether we can establish a viable horizontal drilling program in the Mowry.

“In July, we completed the sale of our New Home asset in Williams County, North Dakota, to a wholly-owned subsidiary of Halcón Resources Corporation for $75 million. In light of this divestiture, we would direct investors to our guidance that was issued on April 5, 2013, and suggest revisions as discussed more specifically in this release after the Operations Update below.”

Operations Update

Aneth Field

Production for the second quarter was 6,247 Boe per day, up from 6,037 Boe per day in the first quarter of 2013. Production continues to be reduced by approximately one million cubic feet (“MMcf”) of gas (175 Boe) per day as a result of the shut-in due to operational constraints of the gas sales line out of the Aneth Field area. That gas sales line is owned and operated by a third party. We do not know when gas sales will recommence. Year to date production also has been affected by certain regulatory and other delays, some of which recently have been resolved.

Production enhancing projects progressed in the second quarter, including continued CO2 injection into the Aneth Unit, completion of two sidetrack wells in the Aneth Unit, and deepening wells into the DC IIC zone in the McElmo Creek Unit. A replacement injector well also was drilled in the Aneth Unit in the second quarter, the completion of which is currently in progress.

While it is too early to see the oil production impact from the Aneth Unit sidetracks, the injection rate increased nearly four-fold. Improving injection rates has the benefit of both increasing fluid flow through the reservoir rock and increasing reservoir pressure, thus benefitting the CO2 flood. Plans for the remainder of the year in Aneth Field include continued CO2 injection and drilling three wells in the western portion of the unit.

At McElmo Creek Unit, work continues on the DC IIC waterflood project, with four producer well deepenings and one injector completed year to date. This brings the total number of DC IIC recompletions to 51 (25 producers and 26 injectors) at quarter end. Fifteen additional wells, a mix of producers and injectors, are planned for the remainder of 2013, along with facility modifications to handle the increased fluids associated with the project.

In Ratherford Unit, the well ‘laterals’ projects, where the existing well bore will be drilled out in a specific direction targeting under-processed parts of the reservoir, are scheduled for third and fourth quarter implementation. The first lateral was drilled in July and as many as three others are planned for the fourth quarter after the rig finishes scheduled drilling activity in Aneth Unit.

Lease operating costs improved in the second quarter for the field. While workover costs were high in the first quarter of the year, second quarter costs have been below budget, bringing the year to date lease operating expense in line with budget.

Permian Basin

In March Resolute exercised its option to purchase the remaining two-thirds interest in the Gardendale acreage. We assumed operations April 1 and commenced a two-rig program to drill twenty vertical wells targeting multiple horizons and three horizontal wells targeting the Wolfcamp formation. At the close of the second quarter, Resolute had drilled or spud eleven vertical wells, and was preparing to move the drilling rig to the first horizontal well, the Midkiff 1818H. That well reached total depth on July 31. In addition, we ran two to three workover rigs through the quarter to assist with completions and address an inventory of down wells. Efforts to change downhole pump designs and artificial lift operations appear to have resulted in reducing well failures. In our non-operated position in Howard County we anticipate drilling two new wells in the third quarter, which would bring us to 6 gross (2.4 net) new wells for the year.

Resolute’s Northwest Shelf properties in Lea County, New Mexico, are performing as expected, except for the salt water disposal issue discussed above. Our operational efforts have proven successful, keeping costs in check while increasing production in Denton Field, and we are optimistic that trend will continue now that the salt water disposal well is back in operation. We continue to study these fields to better understand this complex reservoir and establish a development program for 2014.

In the Delaware Basin in Reeves County, Texas, Resolute has a solid acreage position that is offset by significant horizontal activity in the area. Our gas gathering, water disposal and electrical infrastructure on our Mustang block continue to provide a strong foundation for future development in the area. During the second quarter in our Mustang and Appaloosa areas we continued flowback of four vertical wells.

Hilight Field – Powder River Basin

Production from Hilight Field declined two percent during the second quarter, which was in line with our expectations. We expect to drill a horizontal well to test the Turner formation during the third quarter, with the completion expected to occur in the fourth quarter. We recompleted two wells in the Mowry formation during the second quarter and expect to test one more in the third quarter.

2013 Production Guidance Adjustments

In light of the divestiture of certain Bakken assets and the suspension of gas sales from Greater Aneth Field, we are reducing our 2013 production guidance range by 675 Boe per day.

Second Quarter and Six Month Comparative Results

Resolute recorded net income of $9.0 million, or $0.14 per share, on revenue of $89.1 million during the three months ended June 30, 2013, which included unrealized gains on derivative instruments of $13.7 million. This compares to net income of $22.8 million, or $0.37 per diluted share in the second quarter of 2012, which included unrealized gains on derivative instruments of $38.7 million.

For the six months ended June 30, 2013, Resolute achieved net income of $6.0 million or $0.09 per share, on revenue of $168.0 million, which included unrealized gains on derivative instruments of $13.8 million. This compares to net income of $22.1 million, or $0.36 per diluted share in the 2012 period, on revenue of $128.0 million, which included unrealized gains on derivative instruments of $33.4 million.

Second Quarter and Six Months 2013 Results Compared to Second Quarter and Six Months 2012 Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	569	605	1,112	1,141
Texas	402	39	682	69
Wyoming	135	144	273	291
North Dakota	87	70	173	119

Total production	1,193	858	2,240	1,620

Daily rate (Boe)	13,107	9,427	12,374	8,903

Revenue per Boe (excluding realized derivative settlements)	$74.72	$75.16	$75.02	$79.01
Revenue per Boe (including realized derivative settlements) [1]	$68.95	$64.45	$68.87	$68.08

Revenue	$89,116	$64,479	$168,013	$128,019
Realized derivative losses [1]	(6,883)	(9,189)	(13,775)	(17,706)

Revenue, net of derivative losses	82,233	55,290	154,238	110,313

Operating expenses:
Lease operating expense	25,588	19,564	50,800	36,748
Production and ad valorem taxes	10,876	9,642	21,099	19,868
General and administrative expense	9,129	5,692	17,697	10,908

Net income	$9,023	$22,822	$5,974	$22,080

Adjusted EBITDA	$41,276	$26,092	$71,783	$50,335

[1]	2012 includes a $3.4 million charge related to the early termination of certain 2012 derivative contracts.

Adjusted EBITDA (a non-GAAP measure): During the second quarter of 2013, Resolute generated $41.3 million of Adjusted EBITDA, or $34.61 per Boe, a 58 percent increase from the prior year period, during which Resolute generated $26.1 million of Adjusted EBITDA, or $30.41 per Boe. The increase in Adjusted EBITDA resulted primarily from increased production related to wells drilled in Texas and North Dakota and wells acquired in December 2012 and March 2013 in the Permian Basin.

During the first six months of 2013, Resolute generated $71.8 million of Adjusted EBITDA, or $32.05 per Boe, a 43 percent increase from the prior year period. During the comparable prior year period, Resolute generated $50.3 million of Adjusted EBITDA, or $31.06 per Boe. The reasons for the six month increase were substantially the same as those discussed for the quarterly increase.

Production: Production for the quarter ended June 30, 2013, increased 39 percent to 1,193 MBoe as compared to 858 MBoe during the second quarter of 2012, and increased fourteen percent from the first quarter of 2013. Production for the six months ended June 30, 2013, was 2,240 MBoe as compared to 1,620 MBoe for the six months in 2012, an increase of 38 percent, or 620 MBoe.

Second quarter production from the Company’s Aneth Field properties decreased six percent, to 569 MBoe from 605 MBoe, during the comparable prior year quarter, and decreased three percent to 1,112 MBoe for the six months of 2013 as compared to 1,141 MBoe for the six months of 2012. The production decrease was principally attributable to the sale of Aneth Field interests in January 2013 to Navajo Nation Oil and Gas Company (“NNOGC”) and the gas sales impact of the pipeline shut-in at Aneth Field, as discussed above.

Production from the Company’s Permian Basin properties increased by 363 MBoe, to 402 MBoe, as compared to the 39 MBoe produced in the second quarter of 2012. During the first half of 2013, production increased 613 MBoe, to 682 MBoe from the 69 MBoe produced during the first half of 2012. These increases were attributable to the acquisition of producing wells in the Permian Basin in December 2012 and March 2013 and to continued drilling on our previously-owned properties.

Wyoming production during the second quarter decreased 9 MBoe, to 135 MBoe from the 144 MBoe produced in the second quarter of 2012, and decreased 18 MBoe during the first half of 2013, to 273 MBoe from the 291 MBoe produced during the first half of 2012. The decrease in quarter-over-quarter and year-over-year production is the result of normal field declines.

During the second quarter of 2013, production from the Company’s North Dakota properties increased by 17 MBoe, to 87 MBoe, as compared to the 70 MBoe produced in the second quarter of 2012. During the first half of 2013, production increased 54 MBoe, to 173 MBoe from the 119 MBoe produced during the first half of 2012. The production increases were the result of more wells on production versus the prior year period.

Revenue: During the second quarter of 2013, Resolute realized a 49 percent increase in adjusted revenue (revenue net of realized derivatives losses) as compared to the prior year quarter due to revenue associated with increased production. Total adjusted revenue for the quarter was $82.2 million, including the effect of realized derivative losses of $6.9 million. During the second quarter of 2012, Resolute had total adjusted revenue of $55.3 million, including realized derivative losses of $9.2 million (including a $3.4 million charge to terminate certain 2012 derivative instruments).

For the six months ended June 30, 2013, Resolute realized a 40 percent increase in adjusted revenue as compared to the first six months of 2012, due to increased production. Total adjusted revenue for the six months of 2013 was $154.2 million, including realized derivative losses of $13.7 million. For the six months of 2012, Resolute had total adjusted revenue of $110.3 million, including realized derivative losses of $17.7 million ($3.4 million of which was related to early derivative instrument terminations).

Operating Expenses: For the second quarter of 2013, total lease operating expenses increased 31 percent to $25.6 million as compared to second quarter 2012 lease operating expenses of $19.6 million, but fell six percent on a Boe basis from $22.81 per Boe during 2012 to $21.45 per Boe during 2013. Sequentially, total lease operating expenses increased about one percent, but decreased eleven percent per Boe from $24.08 per Boe during the preceding quarter. The quarter-over-quarter aggregate dollar increase was mainly attributable to expanded operational activity in the Permian Basin and North Dakota. Total production taxes increased by $1.2 million, or thirteen percent, to $10.9 million (twelve percent of revenue) from $9.6 million in 2012 (fifteen percent of revenue), but decreased on a Boe basis from $11.24 per Boe in 2012 to $9.12 per Boe in 2013. The Boe decrease in LOE and production taxes reflects the operational shift to lower cost production areas in the Permian Basin.

For the first six months of 2013, total lease operating expenses increased 38 percent, to $50.8 million, from 2012 lease operating expenses of $36.7 million, but remained consistent on a Boe basis ($22.68 per Boe in 2013 and 2012). Total production taxes increased by $1.2 million, or six percent, to $21.1 million (thirteen percent of revenue) as compared to $19.9 million (sixteen percent of revenue), but decreased on a Boe basis from $12.26 per Boe in 2012 to $9.42 per Boe in 2013.

General and Administrative Expense. Resolute incurred general and administrative expense for the second quarter of 2013 of $9.1 million, or $7.65 per Boe, as compared to general and administrative expense of $5.7 million, or $6.64 per Boe, during 2012 and $8.18 per Boe in the preceding quarter. The aggregate year-over-year increase resulted from increased salaries and wages, including share-based compensation, necessary to meet growth demands and increased professional service costs largely associated with the consummation of the March 2013 Permian Basin acquisition. Cash-based general and administrative expense was $4.9 million, or $4.08 per Boe in 2013, compared to $3.6 million, or $4.17 per Boe in 2012. Stock-based compensation expense, a non-cash item, represented $4.3 million, or $3.57 per Boe, for the second quarter of 2013 and $2.1 million, or $2.47 per Boe, for the second quarter of 2012.

General and administrative expense for the first half of 2013 was $17.7 million, or $7.90 per Boe, as compared to general and administrative expense of $10.9 million, or $6.73 per Boe, during the first half of 2012 due to the reasons noted above. Cash-based general and administrative expense was $11.0 million, or $4.93 per Boe in 2013, compared to $7.1 million, or $4.38 per Boe in 2012. Stock-based compensation expense represented $6.6 million, or $2.97 per Boe, for the first six months of 2013 and $3.8 million, or $2.35 per Boe, for the first six months of 2012.

Liquidity and Capital Resources. Outstanding indebtedness at June 30, 2013, consisted of $400 million of senior notes issued during 2012 and $320 million in credit facility debt. During the second quarter of 2013, the Company sold 13.3 million shares of common stock in a public offering at $8.00 per share and received approximately $101.8 million in net proceeds, after underwriting discounts and estimated commissions. In connection with the equity offering, the $40 million non-conforming tranche of the borrowing base on the credit facility was automatically terminated, thereby reducing the borrowing base from $485 million to $445 million. In July 2013, as a result of the disposition of the New Home Properties, the borrowing base under the Company’s revolving credit facility was further reduced by $30 million to $415 million. Proceeds from that sale were used to reduce amounts outstanding under the Company’s revolving credit facility.

Capital Expenditures: During the three and six months ended June 30, 2013, Resolute incurred oil and gas related capital expenditures of approximately $61.8 million and $103.0 million, respectively. Such capital investments were directed toward the Company’s ongoing tertiary recovery and drilling projects in Aneth Field and drilling and completion projects in Texas, North Dakota and Wyoming. Additionally, the year-to-date capital expenditures exclude $257 million paid to acquire additional oil and gas assets in the Permian Basin in March 2013. This acquisition was financed with borrowings under the Company’s revolving credit facility, cash on hand and proceeds from the sale of assets in Aneth Field to NNOGC.

Resolute Energy Corporation

Condensed Consolidated Statements of Income (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Oil	$81,680	$59,778	$154,616	$119,456
Gas	5,301	4,410	9,836	8,272
Natural gas liquids	2,135	291	3,561	291

Total revenue	89,116	64,479	168,013	128,019

Operating expenses:
Lease operating	25,588	19,564	50,800	36,748
Production and ad valorem taxes	10,876	9,642	21,099	19,868
Depletion, depreciation, amortization, and asset retirement obligation accretion	28,796	18,958	53,678	36,016
General and administrative	9,129	5,692	17,697	10,908

Total operating expenses	74,389	53,856	143,274	103,540

Income from operations	14,727	10,623	24,739	24,479

Other income (expense):
Interest expense, net	(7,181)	(3,696)	(15,262)	(4,910)
Realized and unrealized gains on derivative instruments	6,841	29,546	55	15,717
Other income (expense)	15	(17)	18	(14)

Total other expense (expense)	(325)	25,833	(15,189)	10,793

Income before income taxes	14,402	36,456	9,550	35,272
Income tax expense	(5,379)	(13,634)	(3,576)	(13,192)

Net income	$9,023	$22,822	$5,974	$22,080

Net income per common share:
Basic	$0.14	$0.38	$0.09	$0.37
Diluted	$0.14	$0.37	$0.09	$0.36
Weighted average common shares outstanding:
Basic	66,782	59,405	63,322	59,401
Diluted	66,782	60,865	63,322	60,664

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	($ in thousands)
Net income	$9,023	$22,822	$5,974	$22,080

Adjustments:
Interest expense	7,181	3,696	15,262	4,910
Tax expense	5,379	13,634	3,576	13,192
Depletion, depreciation, amortization and accretion	28,796	18,958	53,678	36,016
Stock-based compensation	4,621	2,302	7,123	4,145
Early settlement of derivative contracts	—	3,415	—	3,415
Unrealized gain on derivatives	(13,724)	(38,735)	(13,830)	(33,423)

Total adjustments	32,253	3,270	65,809	28,255

Adjusted EBITDA	$41,276	$26,092	$71,783	$50,335

Earnings Call Information

Resolute will host an investor call on August 5, 2013, at 4:30 PM ET. To participate in the call please dial (877) 317-6789 from the United States, or (866) 605-3852 from Canada or (412) 317-6789 from outside the U.S. and Canada. The conference call I.D. number is 10031528. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through August 8, 2013, by dialing (877) 344-7529 from the U.S., or (412) 317-0088 from outside the U.S. The conference call I.D. number is 10031528.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production guidance for 2013 and beyond; future production and reserve growth; anticipated capital expenditures in 2013 and the sources of such funding our expectations regarding our development activities and drilling plans in all of our areas; and our anticipated LOE and G&A rates; anticipated CO2 injection rates and response, as well as increased focus in injection support in our Aneth Field properties; the anticipated timing of reestablishment of gas sales in Aneth Field. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Permian Basin of Texas or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Mowry shale and Turner, Frontier, Phosphoria and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; potential delays in the recommencement of gas sales in Aneth Field; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2012, and the Form 10-Q for the quarter ended March 31, 2013, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico, the Powder River Basin in Wyoming and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com